Exhibit 10.22

DexCom, Inc. 6340 Sequence Drive San Diego, CA 92121	Edwards Lifesciences, LLC One Edwards Way Irvine, CA 92614

May 5, 2009

On November 10, 2008, Edwards Lifesciences LLC (“Edwards”) and DexCom, Inc. (“DexCom”) entered into a Collaboration Agreement (the “Agreement”), pursuant to which DexCom, in part, agreed to undertake certain development obligations, and Edwards agreed to fund DexCom’s development obligations related to an in-hospital blood glucose monitoring system. Under the Agreement, DexCom’s development obligations include, among other things, completion of clinical trials for the first generation product under development to support an application for regulatory approval (the “Clinical Trials”).

During the course of the collaboration, Edwards and DexCom have agreed that Edwards will lead and fund a portion of the Clinical Trials. As a result, Edwards’ development funding obligation to DexCom under the Agreement shall be reduced by $1,500,000, which is the amount estimated to complete the relevant portion of the Clinical Trials.

By signing below, each of Edwards and DexCom acknowledge that Edwards shall be responsible for leading and funding a portion of the Clinical Trials, and that Edwards’ development funding obligations to DexCom pursuant to the Agreement shall be reduced by a total of $1,500,000 over the period from April 2009 through September 2009, which is equal to the costs to complete the portion of the Clinical Trials for which Edwards shall be responsible. The parties acknowledge that all other terms and conditions remain unchanged.

Acknowledged and Agreed,

Edwards Lifesciences LLC		DexCom, Inc.

/s/ John Kehl, Jr.		/s/ Terrance Gregg
By:	John Kehl, Jr.	By:	Terrance Gregg
Title:	Corporate Vice President	Title:	President & CEO
Date:	May 5, 2009	Date:	May 5, 2009

6340 Sequence Drive

San Diego, CA 92121

858.200.0200    858.200.0201(fax)

www.dexcom.com